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                                                                    EXHIBIT 23.1

              Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-95536) pertaining to the 1994 Stock Option Plan, 1995 Stock Plan, 1995 Employee Stock Purchase Plan and 1995 Director Option Plan of Netscape Communications Corporation, (Form S-8 No. 33-99198) pertaining to the Collabra Software, Inc. 1993 Incentive Stock Plan, (Form S-8 No. 333-4222) pertaining to the Insoft, Inc. 1993 Stock Option Plan and (Form S-8 No. 333-4478) pertaining to the NetCode Corporation 1996 Stock Plan, of our report dated February 16, 1996, with respect to the financial statements of Insoft, Inc. included in this Form 8-K/A of Netscape Communications Corporation.


                                           /s/ ERNST & YOUNG LLP
                                           ERNST & YOUNG LLP

Harrisburg, Pennsylvania
July 2, 1996